                                                                   Exhibit 99.1


      As of March 1, 1998, the Company and its subsidiaries had approximately 520 full-time employees, of whom approximately 145 hold Ph.D. or M.D. degrees and approximately 120 hold other advanced degrees, approximately 390 are engaged in research and development activities and approximately 130 are engaged in business development, finance, operations support and administration. The Company and its subsidiaries currently plan to hire up to approximately 200 additional employees by the end of 1998.

FACTORS THAT MAY AFFECT RESULTS

      This Annual Report on Form 10-K contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. Those factors include, without limitation, those set forth below and elsewhere in this Annual Report on Form 10-K.

      UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES; RISKS RELATED TO PRODUCT DEVELOPMENT. To date, the Company has not developed or commercialized any products or services based on its genomics and related technologies. The Company's lead programs and development focus have been primarily directed to complex polygenic and multifactorial diseases in the field of human healthcare. There is limited scientific understanding generally relating to the role of genes in these diseases and relatively few products and services based on gene discoveries have been developed and commercialized. There can be no assurance that the Company's technological approach to gene identification and target validation will consistently enable the Company to successfully identify and characterize genes that predispose individuals to diseases.

      Any therapeutic and diagnostic products and services based on the Company's gene discoveries which may in the future be developed by the Company or any of its current and future strategic partners will require significant research, development, testing and regulatory approvals prior to commercialization. The development of these products and services will be subject to the risks of failure inherent in the development of products and services based on new technologies. These risks include the possibilities that any products or services based on these technologies will be found to be ineffective, unreliable or unsafe, or otherwise fail to receive necessary regulatory approvals; that products or services, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its strategic partners from


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marketing products or services; and that third parties will market superior or equivalent products or services.

      Accordingly, even if the Company is successful in identifying genes associated with specific diseases, there can be no assurance that its gene discoveries will lead to the development of therapeutic and diagnostic products and services capable of addressing these diseases. The failure to successfully commercialize products based on Company-discovered genes would have a material adverse effect on the Company's business, financial condition and operating results.

      HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF ADDITIONAL FUNDING. To date, substantially all of the Company's revenues have resulted from payments from strategic partners. The Company has not yet generated any therapeutic or diagnostic products or services which have entered preclinical studies or generated any revenue from therapeutic or diagnostic product or service sales. The Company anticipates that it will be a number of years, if ever, before it will recognize revenue from therapeutic or diagnostic product or service sales or royalties.

      As of December 31, 1997, the Company had an accumulated deficit of approximately $99,366,000 (including a non-recurring charge of $83,800,000 for acquired in-process research and development related to the acquisition of ChemGenics). Even if the Company succeeds in developing a therapeutic or diagnostic product or service, the Company expects to incur losses for at least the next several years and that such losses are likely to increase as the Company expands its infrastructure and its research and development activities. To achieve profitability, the Company, alone or with others, must successfully develop therapeutic or diagnostic products or services, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, market and sell such therapeutic or diagnostic products or services. The time required to reach commercial revenue and profitability is highly uncertain and there can be no assurance that the Company will be able to achieve any such revenue and profitability on a sustained basis, if at all.

      The Company's approach of applying a comprehensive platform of genomics and related technologies in the discovery of life-science based products and services has required that Millennium establish a substantial scientific infrastructure. The Company has consumed substantial amounts of cash to date and expects capital and operating expenditures to increase over the next several years as it expands its infrastructure and its research and development activities.

      The Company believes that existing cash and investment securities and anticipated cash flow from existing strategic alliances will be sufficient to support the Company's operations through at least 1999. The Company's actual future capital requirements, however, will depend on many factors, including progress of its


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development and discovery programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of the Company's strategic partners. Other factors that may affect the Company's future capital requirements include the level of the Company's activities relating to commercialization rights it has retained in its strategic alliance arrangements, competing technological and market developments, costs associated with acquiring rights to technologies developed outside the Company, costs associated with facility expansion, costs associated with collection of patient information and DNA samples, costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals.

      The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. Such additional financing may not be available when needed, or may not be available on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to stockholders will result. To the extent that the Company raises additional funds through strategic alliance and licensing arrangements, the Company may be required to relinquish rights to certain of its technologies or product candidates, or to grant licenses on terms that are not favorable to the Company, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company's business would be adversely affected.

      RELIANCE ON STRATEGIC PARTNERS. The Company's strategy for development and commercialization of therapeutic and diagnostic products and services based upon its gene discoveries depends upon the formation of various strategic alliances, such as the Company's strategic alliances with Roche, Lilly, Astra, AHP, Pfizer and Monsanto. There can be no assurance that the Company will be able to establish additional strategic alliance or licensing arrangements necessary to develop and commercialize products and services based upon the Company's discovery and development programs, that any such arrangements or licenses will be on terms favorable to the Company or that the current or any future strategic alliances or licensing arrangements ultimately will be successful.

      In certain of its strategic alliances, the Company is dependent on its strategic partners for the preclinical study, clinical development, regulatory approval, manufacturing, marketing and sale of therapeutic and diagnostic products and services based on the results of these collaborative programs. The agreements with these strategic partners allow them significant discretion in electing whether to pursue any of these activities. The Company cannot control the amount and timing of resources its strategic partners devote to the Company's discovery and

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development programs or to the potential products or services which may result from these programs. If any of the Company's strategic partners were to breach or terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the Company's discovery and development programs, including the preclinical or clinical development or commercialization of products or services, would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

      The Company relies on its strategic partners for significant funding in support of the Company's discovery and development programs. See " -- Significant Customers." The Company could be required to devote additional internal resources to its product and service development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of its collaborative programs were reduced or terminated.

      Disputes may arise in the future with respect to the ownership of rights to any technology developed with strategic partners. These and other possible disagreements between strategic partners and the Company could lead to delays in the collaborative research, development or commercialization of certain products and services, or could require or result in litigation or arbitration, which could be time-consuming and expensive, in which case it would have a material adverse effect on the Company's business, financial condition and results of operations.

      Recently there have been a significant number of consolidations among pharmaceutical companies. Any such consolidation involving a company with which the Company is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of products or research programs under one or more of the Company's strategic alliances.

      In each of its strategic alliances, the Company generally agrees not to conduct certain research and development, independently or with any commercial third party, that is in the same field as the research and development conducted under the alliance agreement. Consequently, these arrangements may have the effect of limiting the areas of research and development the Company may pursue, either alone or with others. The Company's strategic partners, however, may develop, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the Company's collaborations with such partners. Competing products and services, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for the Company's product and service candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

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      All of the Company's strategic alliance agreements are subject to termination under various circumstances. Each strategic partner has the right to terminate its agreement with the Company (while maintaining rights and licenses to certain Company discoveries) should the Company fail to meet certain performance criteria specified in the relevant strategic alliance agreement. Certain of the Company's strategic alliance agreements provide that, upon expiration of a specified period after commencement of the agreement, its strategic partner has the right to terminate the agreement on short notice without cause. Certain of the Company's strategic alliance agreements have initial terms that expire in the next 12 months, including its strategic alliance agreements with Astra (expiring in December 1998), Pfizer (expiring in December 1998), Roche (expiring in March 1999) and Lilly in the area of oncology (expiring in April 1999). There can be no assurance that the Company will be able to successfully negotiate a continuation of such agreements, if it seeks to do so. The termination or non-renewal of any strategic alliance could have a material adverse effect on the Company's business, financial condition and results of operations.

      RISKS ASSOCIATED WITH ESTABLISHMENT OF DIVISIONS AND SUBSIDIARIES. Millennium has adopted a strategy of establishing business divisions and subsidiaries in order to pursue multiple business opportunities and increase its capabilities and involvement in the later stages of drug discovery and development. In 1997, the Company organized MPharma, its pharmaceutical division, and three subsidiaries, MBio, MPMx and MInfo. The Company does not hold all of the equity in one of these subsidiaries and anticipates that there will be minority stockholders in other subsidiaries in the future.

      Millennium has sought to develop both informal and formal relationships between and among subsidiaries and divisions to provide each unit within the overall group with access to the assets and capabilities of the overall group that are relevant to the business of the particular unit. However, conflicts could arise in the future between or among Millennium and its divisions and subsidiaries with respect to, among other things, future business opportunities and the sharing of technologies, facilities, administrative services or other resources.

      Certain officers and directors of the Company, including Mark Levin, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Steven Holtzman, Chief Business Officer of the Company, currently serve as directors of each of the subsidiaries. Mr. Levin also serves as the President of MBio. The Company's present executive officers and managers may assume other positions within Millennium's current or future subsidiaries, causing them to be unavailable to serve the Company or to reduce the amount of time they devote to the affairs of the Company. Furthermore, members of the Board of Directors of Millennium and the officers of Millennium who are also affiliated with one or more of the subsidiaries will be required to consider not only the short-term and long-term impact of operating decisions on the Company, but also the impact of such decisions on the subsidiaries. In some cases, the impact of such decisions could be disadvantageous

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to the Company or to any or all of the subsidiaries. Conflicts which may arise among the Company and such divisions or subsidiaries could have a material adverse effect on the Company's business, financial condition or results of operations.

      EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH. The Company recently has significantly increased the scale of its operations to support the expansion of its disease research programs and its strategic alliances, including expansion due to the acquisition of ChemGenics in February 1997, the organization during 1997 of three new subsidiaries, MBio, MPMx and MInfo, and the initiation of a major strategic alliance with Monsanto in October 1997. This expansion has included the hiring of a significant number of additional personnel. As of March 1, 1998, the Company and its subsidiaries had approximately 520 full-time employees, an increase of 160 employees since March 1, 1997. The Company plans to hire up to approximately 200 new employees by the end of 1998. In addition to hiring new employees, the Company's growth has and will require the acquisition of significant amounts of additional equipment, including software and informatics resources, and the leasing of additional facilities.

      The Company's growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operational and financial systems. The Company's ability to manage such growth effectively will depend upon its ability to broaden its management team and to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. Inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and operating results.

      INTENSE SCIENTIFIC AND COMMERCIAL COMPETITION. The field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies, private biotechnology and diagnostic companies and major pharmaceutical companies. Universities and other research institutions, including those receiving funding from the federally funded Human Genome Project, also compete with Millennium. A number of entities are attempting to rapidly identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function of such genes or gene fragments. In addition, certain other entities are pursing a gene identification, characterization and product development strategy based on positional cloning and other genomics technologies.

      Many of the organizations competing against the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approvals and product manufacturing and greater marketing capabilities than the Company. The Company's competitors may discover, characterize or develop therapeutic or

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diagnostic products or services for important genes in advance of Millennium or may make discoveries which render non-competitive or obsolete the products or services that the Company or its strategic alliance partners may seek to develop, any of which could have a material adverse effect on any related Millennium disease research program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

      Generally, the Company's strategic alliance agreements do not restrict the strategic partner from pursuing competing development efforts. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner.

      PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS. The Company's commercial success will depend in part on obtaining patent protection on gene discoveries and on products, methods and services based on such discoveries. As of March 1, 1998, Millennium and its subsidiaries had more than 200 pending United States and foreign patent applications and seven issued United States patents. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Millennium, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

      The Company has applied for patent protection for novel genes, partial gene sequences ("ESTs") of novel genes and novel uses for known genes identified through its research programs. There is substantial uncertainty regarding the patentability of ESTs or full-length genes absent biological data demonstrating functional relevance. Based on recent technological advances in gene sequencing technology, a number of groups other than the Company are attempting to rapidly identify ESTs and full-length genes, the functions of which have not been characterized. Washington University, for example, is currently identifying ESTs through partial sequencing pursuant to funding provided by Merck & Co., Inc., and depositing the ESTs identified in a public database. The public availability of EST information prior to the time the Company applies for patent protection on a


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corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement.

      Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to those of the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources.

      There is substantial uncertainty concerning whether human clinical data will be required for issuance of patents for human therapeutics. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the United States Patent and Trademark Office ("USPTO") issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, utility will be determined on a case-by-case basis. Moreover, there can be no assurance that the USPTO's position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences. Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners is based on the existence of a valid patent.


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      The Company relies upon trade secret protection for its confidential and proprietary information. The Company believes that it has developed proprietary technology for use in gene discovery and characterization, including proprietary genetic marker sets, proprietary software (including proprietary software for the capture, storage and analysis of DNA and protein sequence data) and an integrated informatics system. The Company has not sought patent protection for these technologies. In addition, the Company has developed databases of proprietary gene sequences and biological information which are updated on an ongoing basis. The Company has taken security measures to protect its data and continues to explore ways to further enhance the security for its data. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. While the Company requires employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

      The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. While the Company believes that the limitations on publication of data developed by its collaborators pursuant to its collaboration agreements will be sufficient to permit the Company to apply for patent protection, there is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not affect the Company's ability to obtain patent protection for some inventions in which it may have an interest.

      The Company is party to various license agreements which give it rights to use certain technologies in its research and development processes. There can be no assurance that the Company will be able to continue to license such technology on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

      UNCERTAINTY OF GOVERNMENT REGULATORY APPROVALS. The FDA and comparable agencies in foreign countries impose substantial requirements upon the manufacturing and marketing of human therapeutic, diagnostic and vaccine products and services such as those proposed to be developed by the Company or its strategic alliance partners. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. The Company and/or its strategic alliance partners may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses.

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      Because certain of the products likely to result from the Company's research and development programs involve the application of new technologies and may be based on a new therapeutic approach, such products may be subject to substantial additional review by various governmental regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. For example, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. In addition, the U.S. Government has recently established a working group to assess whether additional regulations in the area of genetic testing may be appropriate, which could result in further regulation.

      There can be no assurance that FDA or other approvals will be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, such approvals could materially adversely affect the Company's ability to generate product or service or royalty revenues. Even if FDA or other approvals are obtained, the marketing and manufacturing of diagnostic and therapeutic products are subject to continuing FDA and other regulatory review. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated which could delay regulatory approval of the Company's or a strategic partner's potential products. The Company cannot predict the impact of adverse governmental regulations which might arise from future legislative or administrative action.

      The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company.

      UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING. The grant of regulatory approval for the commercial sale of any of the Company's potential products will depend in part on the Company and/or its strategic alliance partner successfully conducting extensive preclinical and clinical testing to demonstrate the product's safety and efficacy in humans. The Company has limited experience in conducting preclinical and clinical development activities. Neither the Company nor any strategic alliance partner has submitted an IND to the FDA for any product candidate under development by the Company.

      The results of preclinical studies by the Company and/or its strategic alliance partners may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the products under development by the Company may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received, the Company and/or its strategic alliance partners may abandon projects which they might otherwise have believed to be promising.

      There can be no assurance that the Company will be permitted to undertake and complete human clinical trials of any of the Company's potential products, either in the U.S. or elsewhere. If such trials are permitted, there can be no assurance that the products under development will not have undesirable side effect or other characteristics that may prevent them from being approved or limit their commercial use if approved. Clinical testing is very expensive, and the Company and/or its strategic alliance partners will have to devote substantial resources for the payment of clinical trial expenses.

      In certain circumstances the Company may rely, in part, on its strategic alliance partners, academic institutions and on clinical research organizations to conduct and monitor certain clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully. Furthermore, the Company will have less control over such trials than if the Company were the sole sponsor thereof. As a result, there can be no assurance that these trials will commence or be completed as planned. Failure to commence or complete any of its planned clinical trials could have a material adverse effect on the Company's business, financial condition or results of operations.

      ABSENCE OF SALES AND MARKETING EXPERIENCE; LIMITED MANUFACTURING CAPABILITY. Although Millennium plans to rely significantly on strategic alliance partners for the marketing and distribution of its products and services, the Company may market and sell certain of its products and services directly and may engage in certain other marketing activities in collaboration with its strategic alliance partners. The Company has no experience in sales, marketing or distribution. The Company does not expect to establish a direct sales capability until such time as it has one or more products or services in development which are approaching marketing approval.

      To the extent the Company enters into marketing or distribution arrangements with strategic alliance partners, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party would market the Company's products and services successfully or that any third-party collaboration would be on terms favorable to the Company. If any marketing partner did not market a product or service successfully, the Company's business would be materially adversely affected. If Millennium's plan to rely on strategic alliance partners for significant aspects of marketing and selling the Company's products were unsuccessful for any reason, Millennium would need to recruit and train a marketing and sales force which would entail the incurrence of significant additional costs.

      There can be no assurance that the Company would be able to attract and build a sufficient marketing staff or sales force, that the cost of establishing such a marketing staff or sales force would be justifiable in light of any product or service revenues or that the Company's direct sales and marketing efforts would be successful. In addition, if the Company succeeds in bringing one or more products or services to market, it may compete with other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts would enable it to compete successfully against such other companies.

      The Company lacks commercial-scale facilities to manufacture any products under development in accordance with current Good Manufacturing Practices ("GMP") requirements prescribed by the FDA. The Company expects to be dependent on third party manufacturers or collaborative partners for all of its clinical trials and commercial production of products. In the event that the Company were unable to obtain contract manufacturing, it may not be able to commercialize its products. Where third-party arrangements are established, the Company will depend upon such third parties to perform their obligations in a timely manner. There can be no assurance that third parties depended upon by the Company would perform and any failures by third parties could delay clinical trial development or the submission of products for regulatory approval, impair the Company's ability to commercialize its products as planned and deliver products on a timely basis, or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company' business, financial condition or result or operation.

      If the Company determined to develop its own manufacturing capabilities, it would need to recruit qualified personnel and build or lease the requisite facilities and equipment because it has no experience in manufacturing on a commercial scale and no facilities or equipment therefor. There can be no assurance that Millennium would be able to successfully develop its own manufacturing capabilities in a cost-effective or timely manner. In addition, the manufacture of any products by the Company is subject to regulation by the FDA and comparable agencies in foreign countries. Delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of the Company's products and the Company's business, financial condition and results of operations.

      AVAILABILITY OF, AND COMPETITION FOR, FAMILY RESOURCES. The Company's gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies are based upon statistical analyses of disease inheritance patterns and require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations. The Company is dependent upon collaborations with a number of academic centers for the identification of donor populations and the collection and supply of the DNA samples used in its human disease gene research programs. The availability of DNA samples from large, family-based or other suitable populations is therefore critical to the Company's ability to discover the genes responsible for human diseases through human genetic approaches. The competition for these resources is intense and certain of the Company's competitors have obtained rights to significantly more family resources than the Company. There can be no assurance that the Company will be able to obtain access to DNA samples necessary to support its human gene discovery programs and any material lack of availability of such DNA samples would have an adverse effect on the Company's business.

      ATTRACTION AND RETENTION OF KEY EMPLOYEES AND CONSULTANTS. The Company is highly dependent on the principal members of its management and scientific staff, none of whom is bound by a long-term employment agreement with the Company. The loss of services of any of these personnel could impede significantly the achievement of the Company's development objectives and could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There is intense competition among pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists, and there can be no assurance that the Company will be able to attract and retain personnel on acceptable terms.

      In addition, the Company relies on its scientific advisors to assist the Company in formulating its discovery and developing strategy. All of the scientific advisors are employed by employers other than the Company and have commitments to other entities that may limit their availability to the Company. Some of the Company's scientific advisors also consult for companies that may be competitors of the Company.

      DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. The Company has relationships with collaborators at academic and other institutions who conduct research at the Company's request. Such collaborators are not employees of the Company. All of Millennium's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The Company's ability to discover genes involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be


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able to negotiate additional acceptable collaborations with collaborators at academic and other institutions or that its existing collaborations will be successful.

      The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business.

      UNCERTAINTY OF THERAPEUTIC AND DIAGNOSTIC PRICING, REIMBURSEMENT AND RELATED MATTERS. The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of therapeutic and diagnostic products and services. Cost control initiatives could decrease the price that the Company or any of its strategic partners receives for any therapeutic and diagnostic products or services in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's strategic partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

      The ability of the Company and any strategic partner to commercialize therapeutic and diagnostic products and services may depend in part on the extent to which reimbursement for the products and services will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products and services. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products and services and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. There can be no assurance that any third party insurance coverage will be available to patients for any products and services discovered and developed by the Company or its strategic partners. If adequate coverage and reimbursement levels are not provided by government and other third party payors for the Company's products and services, the market acceptance of these products and services may be reduced, which may have a material adverse effect on the Company's business, financial condition and results of operations.

      PRODUCT LIABILITY EXPOSURE. Clinical trials, manufacturing, marketing and sale of any of the Company's or its strategic partners' potential therapeutic products may expose the Company to liability claims from the use of such therapeutic products. The Company currently does not carry product liability insurance. There can be no assurance that the Company or its strategic partners will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of therapeutic products developed by the Company or its strategic partners. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Company. While under certain circumstances the Company is entitled to be indemnified against losses by its strategic partners, there can be no assurance that this indemnification would be available or adequate should any such claim arise.

      RISKS ASSOCIATED WITH ACQUISITIONS. As part of its business strategy, the Company may from time to time acquire assets and businesses principally relating to or complementary to its operations, including for the purpose of acquiring specific technology. Any acquisitions by the Company will be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses exceeding amounts anticipated for such purposes, the difficulty and expense of assimilating the operations, acquired technology and personnel of the acquired businesses, the potential disruption of the Company's ongoing business and diversion of management time and attention, and the potential failure to achieve anticipated financial, operating and strategic benefits from such acquisitions.

      In order to finance any such acquisition, it may be necessary for the Company to raise additional funds through public or private financing. Such financing, if available at all, may be on terms which are not favorable in the Company, and, in the case of equity financings, may result in dilution to the Company's stockholders.

      There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. If the Company is unsuccessful in doing so, its business, financial condition and results of operations could be materially and adversely affected.

ITEM 2. PROPERTIES

      The Company's facilities currently consist of an aggregate of approximately 242,000 square feet of office, research and laboratory space and an animal facility in


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